PROSPECTUS Dated January 24, 1997                 Pricing Supplement No. 22 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-18005
Dated January 24, 1997                                          March 19, 1997
                                                                Rule 424(b)(3)

                           Morgan Stanley Group Inc.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes



               The Fixed Rate Notes, as further described below and in the Prospectus Supplement under "Description of Notes--

Fixed Rate Notes," will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

               The Fixed Rate Notes will be redeemable in whole, but not in part, at the option of Morgan Stanley Group Inc. upon 30 to 35 calendar days notice on any April 3 or October 3, commencing April 3, 1999.

Principal Amount:  $10,000,000

Maturity Date:  April 3, 2012

Settlement Date (Original Issue Date):  April 3, 1997

Interest Accrual Date:  April 3, 1997

Issue Price:  100%

Specified Currency:  U.S. Dollars

Redemption Percentage:  100%

Redemption Dates:  Redeemable in whole, but not in part, at the option of
                   Morgan Stanley Group Inc. upon 30 to 35 calendar days notice on any April 3 or October 3, commencing April 3, 1999

Annual Redemption  Percentage Reduction:  N/A


Interest Rate:  7.75% per annum

Interest Payment Dates:  Each April 3 and October 3, commencing October 3,
                         1997

Interest Payment Period:  Semi-annually

Total Amount of OID:  N/A

Original Yield to Maturity:  N/A

Initial Accrual Period OID:  N/A

Book Entry Note or Certificated Note:  Book Entry Note

Senior Note or Subordinated Note:  Senior Note

Trustee:  The Chase Manhattan Bank

Minimum Denomination:  $1,000

CUSIP:  61745EKA8


Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                             MORGAN STANLEY & CO.
                                 Incorporated